           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees of
Oppenheimer Enterprise Fund:

We consent to the use in this Registration Statement of Oppenheimer
Enterprise Fund, of our report dated October 16, 2006, included in the
Statement of Additional Information, which is part of such Registration
Statement, and to the references to our firm under the headings "Financial
Highlights" appearing in the Prospectus, which is also part of such
Registration Statement and "Independent Registered Public Accounting Firm"
appearing in the Statement of Additional Information.

/s/ KPMG LLP

KPMG LLP

Denver, Colorado
November 27, 2006